EXHIBIT 10.1
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                              FIRST AMENDMENT
                                  TO THE
                         LASALLE HOTEL PROPERTIES
                   1998 SHARE OPTION AND INCENTIVE PLAN



      A. BACKGROUND. LaSalle Hotel Properties (the "Company"), a Maryland real estate investment trust, previously adopted the LaSalle Hotel Properties 1998 Share Option and Incentive Plan (the "Plan"), effective as of April 22, 1998. The board of directors and shareholders of the Company have approved this first amendment to the Plan (this "Amendment"), effective as of May 19, 1999.

      B. AMENDMENT. Section 3(a) of the Plan is amended by replacing the reference to "757,000 Common Shares" with "1.5 million Common Shares."

      C. CAPITALIZED TERMS. All capitalized terms used but not defined in this Amendment are used as defined in the Plan.